Exhibit 99.1

CVR PARTNERS REPORTS PRELIMINARY ESTIMATED FOURTH QUARTER
AND FULL-YEAR 2025 RESULTS

SUGAR LAND, Texas (January 26, 2026) – CVR Partners, LP (“CVR Partners” or the “Partnership”) (NYSE: UAN) today announced preliminary estimated financial results for the fourth quarter and full-year 2025.
“The planned turnaround at our Coffeyville facility was completed as scheduled in early November; however, the subsequent startup was delayed by several weeks due to downtime at the third-party owned air separation unit,” said Mark Pytosh, Chief Executive Officer. “Despite this delay, we saw strong demand for nitrogen fertilizers in the fourth quarter and pricing remained robust as inventories continue to be tight amid ongoing geopolitical tensions.”

Preliminary estimated fourth quarter and full-year 2025 results are expected to be within the following ranges:

	Three Months Ended December 31, 2025		Year Ended December 31, 2025
(in millions, except utilization data)	Low Estimate	High Estimate	Low Estimate	High Estimate
Net income (loss)	$(14)	$(7)	$95	$102

EBITDA (1)	$15	$25	$206	$216
Ammonia utilization rate	60%	65%	87%	89%

Cash and cash equivalents	$65	$75	$65	$75
Total long-term debt and finance lease obligations	550	600	550	600

(1)For a reconciliation of preliminary estimated EBITDA to preliminary estimated net income (loss), the most directly comparable measure in accordance with accounting principles generally accepted in the United States of America (“GAAP”), see “Non-GAAP Reconciliations” section below.
Preliminary Financial Data
The financial and operating results included in this press release are preliminary estimates and subject to the completion of our financial statements, including the completion of the annual audit by the Partnership’s independent registered public accounting firm. The Partnership’s actual results may differ as a result of the Partnership’s financial closing procedures, final adjustments and other developments that may arise between now and the time the Partnership’s results for the fourth quarter and full-year 2025 are issued.

These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with GAAP, and they should not be viewed as indicative of the Partnership’s results for any future period. The Partnership’s independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to these preliminary estimated financial results and, accordingly, does not express an opinion or any other form of assurance with respect to these preliminary estimates.

Non-GAAP Measures
Our management uses certain non-GAAP measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with GAAP. These non-GAAP measures are important factors in assessing our operating results and profitability and include the measures defined below.

The following is a non-GAAP measure we present for the three and twelve months ended December 31, 2025:

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

We present this measure because we believe it may help investors, analysts, lenders and ratings agencies analyze our results of operations in conjunction with our GAAP results, including but not limited to our operating performance as compared to other publicly traded companies in the fertilizer industry, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable GAAP measures. See “Non-GAAP Reconciliation” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Non-GAAP Reconciliation
Reconciliation of Preliminary Estimated Net Income (Loss) to Preliminary Estimated EBITDA

	Three Months Ended December 31, 2025		Year Ended December 31, 2025
(in millions)	Low Estimate	High Estimate	Low Estimate	High Estimate
Net income (loss)	$(14)	$(7)	$95	$102
Interest expense, net	7	8	30	31
Depreciation and amortization	22	24	81	83
EBITDA	$15	$25	$206	$216
Forward-Looking Statements
This news release may contain forward-looking statements. Statements concerning current estimates, expectations and projections about future prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding our preliminary estimates of selected financial and operational results for the fourth quarter and full-year 2025 and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” “upcoming,” “before,” “future,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, including risk and uncertainties related to the completion of our financial closing procedures or any adjustments that may result from management’s review of our consolidated financial statements. Investors are cautioned these and other factors may affect these forward-looking statements. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission filings. These and other risks may cause our actual performance or achievements to differ materially from any future performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,100 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 950 ton-per-day UAN unit.

For further information, please contact:

Investor Relations
Richard Roberts
(281) 207-3205
InvestorRelations@CVRPartners.com

Media Relations
Brandee Stephens
(281) 207-3516
MediaRelations@CVRPartners.com